UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2006

NATIONAL MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-15982	95-3819685
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

1880 Century Park East, Suite 800		90067
Los Angeles, California		(Zip Code)
(Address of principal
executive offices)

Registrant’s telephone number, including area code (310) 277-2265

Not Applicable
(Former name or former address, if changed since last year)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition.

On August 15, 2006, National Mercantile Bancorp (the “Company”) issued a press release announcing that it will restate its audited financial statements for the years ended December 31, 2003, 2004, 2005 and its unaudited interim financial statements as of and for the quarter ended March 31, 2006 included in the Company’s Forms 10-QSB for such quarter. The restatements relate to the Company’s accounting under Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”), for interest rate swap agreements entered into in connection with certain debentures related to our trust preferred securities and subordinated debt (“Debt Transactions”) as more fully described in Item 4.02 below.

A copy of the Company’s press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 14, 2006, management and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) determined that the Company’s financial statements for the years ended December 31, 2003, 2004, and 2005 included in our 2004 and 2005 Annual Report on Form 10-KSB and our interim financial statements as of and for each of the quarters ended March 31, June 30, September 30, 2005 and March 31, 2006 included in the Company’s Forms 10-QSB for such quarters will be restated and should no longer be relied upon as a result of the accounting treatment applied by the Company in connection with certain derivative transactions associated with its Debt Transactions under SFAS No. 133.

The Company intends to file an amended Annual Report on Form 10-KSB for the year ended December 31, 2005 (the “2005 Form 10-KSB”). The 2005 Form 10-KSB will include the restated information for each of the years ended December 31, 2003, 2004 and 2005 and quarters ended March 31, June 30 and September 30, 2005 to reflect the proper application of SFAS No. 133. Additionally, the Company intends to file an amended Form 10-QSB for the quarter ended March 31, 2006.

Background

Recently there has been considerable discussion within the accounting profession regarding the proper way to account for certain derivative instruments under SFAS No. 133, including interest rate swaps commonly used by financial institutions to hedge their interest rate exposure with respect to Debt Transactions. The Company recently became aware that, in light of recent informal technical interpretations, its interpretation with respect to applying the method of hedge accounting under paragraph 68 of SFAS No. 133 (commonly referred to as the “short-cut” method) that the Company had used for the interest rate swap on its Debt Transactions may not be correct.

At the time the Company entered into the interest rate swap it conducted a detailed analysis of the appropriate accounting method and determined that, based upon interpretations of SFAS No. 133 and common practice, this swap was eligible for the “short cut” or abbreviated method of documenting the effectiveness of the swap as hedges. However, after further examination in light of the recent informal technical interpretations and discussions with its independent registered public accounting firm, the Company and its Audit Committee concluded that the swap transactions did not qualify for the short-cut method because of the interest deferral feature of the trust preferred securities that permits interest payments to be deferred for a period of up to five years without creating an event of default or acceleration. Although management believes these swaps would have qualified for hedge accounting under the “long-haul” method, hedge accounting under SFAS 133 is not allowed because the hedge documentation required for the “long-haul” method was not in place at the inception of the hedge.

Fair value hedge accounting allows a company to record the change in fair value of the hedged item as an adjustment to income that offsets the fair value adjustment on the related interest rate swap. Eliminating the application of fair value hedge accounting reverses the market value adjustments that were made to the trust preferred debt and results in fluctuations in the market value of the interest rate swap being recognized currently in the income statement without the offsetting adjustment to the subordinated debt. The Company is currently considering whether to re-designate the interest rate swaps associated with these transactions as hedges under the “long-haul” accounting method in order to qualify them going forward for hedge accounting under SFAS No. 133.

As a result, the restated financial statements, when filed, for all affected periods through March 31, 2006 will reflect a cumulative charge of approximately $598,000 (net of income taxes) to account for the swap transaction associated with the trust preferred debt as if fair value hedge accounting under SFAS 133 was never applied.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company dated August 15, 2006

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL MERCANTILE BANCORP (Registrant)

	By:	/s/ David R. Brown
David R. Brown
Executive Vice President and Chief Financial Officer

Date: August 15, 2006

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company dated August 15, 2006